Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX REPORTS 28 PERCENT YEAR-OVER-YEAR INCREASE IN NET SALES

FOR FOURTH QUARTER FISCAL 2008

Company Exceeds its Expectations with Highest Quarterly Net Sales and

Full Year Net Income in its History

Anaheim, CA, November 3, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for the three and twelve months ended September 30, 2008. Net sales in the fourth quarter of fiscal 2008 were $213.1 million, an increase of 27.8 percent from net sales of $166.7 million in the same period of the prior year. The increase in net sales was primarily due to higher sales to three of the Company’s key customers. MFLEX’s key customers currently include four of the leading manufacturers of portable electronic devices.

Sequentially, from the third quarter to the fourth quarter of fiscal 2008, net sales increased 27.1 percent, which exceeded the Company’s expectations. Net sales in the fourth quarter of fiscal 2008 were positively impacted by greater than expected volumes associated with a key customer’s launch of a new smartphone and another consumer electronic device. During the fourth quarter of fiscal 2008, the Company’s four largest customers each accounted for approximately 10 percent or more of net sales, with two of such customers each accounting for 25 percent or more of net sales.

Net income for the fourth quarter of fiscal 2008 was $7.6 million, or $0.30 per diluted share, compared to net income of $3.0 million, or $0.12 per diluted share, for the same period in fiscal 2007.

Net income of $7.6 million for the fourth quarter of fiscal 2008 exceeded the Company’s expectations and included three non-recurring charges totaling $9.8 million net of tax, or $0.38 per diluted share. The non-recurring charges were comprised of the following:

•

$7.3 million in additional tax expense incurred as a result of international reorganization efforts and the transition of various business functions to Singapore to better align these activities with the Company’s Asian operations. In addition to enhancing operational efficiencies, this action is expected to reduce the Company’s future effective tax rate.

•

$1.4 million in after tax restructuring charges related to the consolidation of the Company’s Tucson, Arizona operations into the Anaheim, California headquarters, which is expected to result in annual cost savings of $3 million.

•

$1.2 million in after tax charges related to the impairment of certain auction rate securities held by the Company. As a result of the worsening situation in the financial and credit markets and other factors that have impacted the market value of these securities, the Company deemed that the impairment of these investments was of an other than temporary nature and accordingly recorded this charge.

“We are very pleased with our performance and execution this quarter, which helped us to generate the highest level of quarterly net sales in our history while maintaining strong gross margins,” said Reza Meshgin, Chief Executive Officer of MFLEX. “We were able to efficiently bring on additional capacity to accommodate particularly strong demand from one of our key customers that had two major product launches during the quarter. Our ability to quickly ramp production of complex flex assemblies has proven instrumental in deepening our relationship with newer customers. These customers have increasingly short product lifecycles and we believe that our ability to reduce their time-to-market gives us a significant competitive advantage.”

Financial Highlights

Gross margin during the fourth quarter of fiscal 2008 increased to 16.1 percent, from 8.5 percent for the same period in the prior year. The increase in gross margin is primarily attributable to a favorable product mix and improved yields.

Sequentially, gross margin increased from 13.8 percent in the third quarter of fiscal 2008. The better than expected sequential quarter increase was primarily due to the higher sales volume favorably leveraging fixed overhead along with higher than expected yields on programs that began ramping in volume during the fourth quarter. MFLEX continues to believe that its sustainable gross margin range is 10 to 15 percent. Nevertheless, the Company expects that its gross margin may be outside this range from time to time—either above or below—for a variety of reasons, including changes in its product mix and learning curves associated with new programs.

Cash flow from operating activities for the fourth quarter of fiscal 2008 was $20.2 million. This compares to $11.9 million in the comparable period in fiscal 2007. The increase in cash flow from operating activities in the fourth quarter of fiscal 2008 compared to the same period last year was due primarily to higher net income in the latest quarter.

For the fiscal year ended September 30, 2008, net sales increased 43.4 percent to $728.8 million from $508.1 million during fiscal 2007. Net income in fiscal 2008 increased to $40.5 million, or $1.59 per diluted share, compared to net income of $3.0 million, or $0.12 per diluted share, in fiscal 2007. Fiscal 2008 net income was the highest in the history of the Company. The substantial increase in net income in fiscal 2008 was primarily driven by higher total net sales and higher gross profit.

Outlook

Commenting on the Company’s business outlook, Mr. Meshgin said, “While I am happy with our recent progress, our business outlook is cautious due to ongoing uncertainty surrounding the global economy. Based on our current estimates, we expect fiscal 2009 first quarter net sales to be at least as high as the net sales level we achieved in the first quarter of fiscal 2008, yet decline on a sequential quarter basis. We also currently expect that first quarter gross margin percentage will fall within our targeted 10 to 15 percent range, based on our projected product mix and leveraging of manufacturing costs.

“We are also mindful of the potential impact that a prolonged economic slowdown could have on consumer demand for mobile electronic devices and the resulting effect on our net sales. Accordingly, we are taking a more conservative approach to our near-term capacity expansion plans. We have made the decision to extend the completion date of our new MFC3 manufacturing facility, and manage development activities and requisite capital expenditures in discrete phases. We believe this approach enhances our flexibility until we have a higher level of confidence regarding future increases in demand from our existing customers or until meaningful relationships with new OEMs are established.”

Conference Call

MFLEX will host a conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today to review its financial results for the fourth quarter of fiscal 2008. The dial-in number for the call in North America is 800-240-5318 and 303-262-2191 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) today. The audio replay dial-in number for North America is 800-405-2236 and 303-590-3000 for international callers. The replay passcode is 11121504.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, earnings, gross profit, tax rates and the benefits expected from the Company’s reorganization, restructuring and cost reduction efforts, the value of the Company’s auction rate securities, operating expenses, capital expenditures, profitability, gross margins, including without limitation, the Company’s targeted range of gross margins, achievement of margins within or outside of such range and factors that could affect gross margins, yields, the Company’s diversification efforts, the effect of the economy on demand for consumer products, the Company’s relationship and opportunities with, and expected sales to and demand from, its customers, the relative size of each customer to the Company, the Company’s competitive advantages and market opportunities, the utilization of flex and flex assemblies, current and upcoming programs and product mix, the lifecycle of the Company’s customers’ products, the costs and benefits associated with new programs, the Company’s manufacturing capabilities, capacity, costs and its ability to ramp production of flex and flex assemblies, expansion of the Company’s facilities/capacity and equipment installation, and the costs associated therewith. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for mobile electronic devices, the impact of changes in demand for the Company’s products and the Company’s success with new and current customers, the Company’s ability to develop and deliver new technologies, the Company’s ability to diversify its customer base, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Net sales	$213,095	$166,716	$728,805	$508,147
Cost of sales	178,693	152,588	611,517	461,376

Gross profit	34,402	14,128	117,288	46,771

Operating expenses:
Research and development	752	701	2,470	2,499
Sales and marketing	3,756	4,234	17,957	12,544
General and administrative	8,366	6,182	30,518	24,216
Asset impairment and restructure costs	2,180	—	2,180	—
Terminated acquisition expenses	—	—	—	7,821

Total operating expenses	15,054	11,117	53,125	47,080

Operating income	19,348	3,011	64,163	(309)
Other income, net
Interest income, net	402	345	1,581	1,229
Other income (loss), net	(1,010)	(435)	(2,742)	200

Income before income taxes	18,740	2,921	63,002	1,120
(Provision for)/benefit from income taxes	(11,100)	110	(22,523)	1,918

Net income	$7,640	$3,031	$40,479	$3,038

Net income per share:
Basic	$0.31	$0.12	$1.63	$0.12
Diluted	$0.30	$0.12	$1.59	$0.12
Shares used in computing net income per share:
Basic	24,993,420	24,572,747	24,828,732	24,520,040
Diluted	25,711,676	25,146,347	25,433,676	25,164,401

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2008	September 30, 2007
Cash, cash equivalents and short term investments	$62,090	$37,298
Accounts receivable, net	162,419	124,313
Inventories	59,774	63,424
Other current assets	13,000	9,523

Total current assets	297,283	234,558
Property, plant and equipment	160,217	133,633
Other assets and long-term investments	30,110	9,096

Total assets	$487,610	$377,287

Accounts payable	$128,642	$111,934
Other current liabilities	34,741	15,143
Other liabilities	13,909	204
Stockholders’ equity	310,318	250,006

Total liabilities and stockholders’ equity	$487,610	$377,287

Multi-Fineline Electronix, Inc.

Statement of Cash Flows

(in thousands, except per share and share data)

(unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2008	2007	2008	2007
Cash flows from operating activities
Net Income	$7,640	$3,031	$40,479	$3,038
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	9,902	6,052	31,150	20,447
Provision for doubtful accounts	(343)	618	216	696
Deferred taxes	(4,778)	(741)	(4,810)	(725)
Stock based compensation expense	908	430	3,423	2,715
Impairment of long-term investments	1,162	—	1,162	—
Asset impairment and restructuring costs	2,180	—	2,180	—
Impairment of cost investment	—	—	450	—
(Gain)/loss on disposal of equipment	267	140	718	190
Changes in operating assets and liabilities	3,252	2,333	7,421	20,329

Net cash provided by operating activities	20,190	11,863	82,389	46,690

Cash flows from investing activities
Sale (purchase) of long-term investments	(821)	(6,000)	(6,300)	12,355
Cash paid for property, plant and equipment	(18,484)	(19,614)	(45,864)	(55,711)
Purchases of software and capitalized internal-use software	(817)	(42)	(1,183)	(195)
Deposits on property, plant and equipment	506	2,454	(2,086)	(1,713)
Proceeds from sale of equipment	102	52	300	369
Decrease (increase) in restricted cash, net	2,342	75	2,355	(188)

Net cash used in investing activities	(17,172)	(23,075)	(52,778)	(45,083)

Cash flows from financing activities
Income tax benefit related to stock option exercise	1,559	95	1,623	53
Payments on lines of credit	—	—	—	(4,000)
Proceeds from exercise of stock options	180	163	2,182	638

Net cash provided by (used in) financing activities	1,739	258	3,805	(3,309)

Effect of exchange rate on cash	745	1,448	719	5,197

Net change in cash	5,502	(9,506)	34,135	3,495
Cash and cash equivalents at beginning of period	56,588	37,461	27,955	24,460

Cash and cash equivalents at end of period	$62,090	$27,955	$62,090	$27,955